Exhibit 99.2

LLEX:OTCQB and LLEXD:OTCQB

NEWS FOR IMMEDIATE RELEASE

LILIS ENERGY Executes 1:10 Reverse Stock Split – Files for Nasdaq Relisting

Trading Commenced Today On a Split Adjusted Basis Under Symbol LLEXD

DENVER, COLORADO – June 24, 2016 – Lilis Energy, Inc. (OTCQB: LLEX and LLEXD) today announced that in conjunction with the closing of its merger with Brushy Resources, Inc. it has effected a 1 for 10 reverse stock split of the Company’s common stock and that it has applied for relisting on the Nasdaq Capital Market.

The reverse stock split was effective June 23, 2016 and Lilis’s common stock commenced trading at the open of business today on a split-adjusted basis on the OTCQB. For a period of 20 business days the trading symbol for the common stock will temporarily change to “LLEXD,” after which the “D” will be removed from the Company’s trading symbol. The CUSIP number for the common stock has also changed to 532403201.

As a result of the reverse stock split, every ten shares of the issued and outstanding common stock were automatically converted into one newly issued and outstanding share of common stock, without any change in the par value per share. However, the number of authorized shares of common stock remains unchanged. The reverse stock split applies to issued shares, including shares held in treasury of Lilis’s common stock. Any fractional shares resulting from the reverse stock split have been rounded up to the nearest whole share. Accordingly, no fractional shares will be issued in connection with the reverse stock split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the reverse stock split. Shareholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1 for 10 reverse stock split. Existing shareholders holding common stock certificates will receive a letter of transmittal from Lilis’s transfer agent, Corporate Stock Transfer, with specific instructions regarding the exchange of shares.

Additional information on the treatment of fractional shares and other effects of the reverse stock split can be found in the Company’s joint proxy/prospectus filed with the Securities and Exchange Commission on May 12, 2016.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin and the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the DJ is approximately 14,000 acres, and total net acreage in the Permian Basin is approximately 3,500. Lilis Energy's near-term E&P focus is to grow current reserves and production, and pursue strategic acquisitions in its core areas. For more information, please contact MDC Group: (414) 351-9758 or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including but not limited to statements regarding Lilis Energy's expectations, beliefs, intentions or strategies regarding the future. These statements are qualified by important factors that could cause Lilis Energy's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy's ability to finance its continued exploration, drilling operations and working capital needs, and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy's reports filed with the SEC.

Contact:

MDC GROUP

Investor Relations

David Castaneda

(414) 351-9758

Media Relations

Susan Roush

(805) 624-7624